AMENDMENT NO. 2
                                     TO THE
                            ASSET PURCHASE AGREEMENT
                                 by and between
                    P-COM, Inc., a Delaware corporation, and
                  Cylink Corporation, a California corporation,

                           dated as of March 13, 1998,

                           as amended by an Amendment
                           dated as of March 13, 1998,

                           dated as of March 27, 1998


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                 AMENDMENT NO. 2 TO THE ASSET PURCHASE AGREEMENT


         Section 6.1 of the Asset Purchase Agreement ("Asset Agreement"), as amended, by and between P-COM, Inc., a Delaware corporation, and Cylink Corporation, a California corporation, is hereby amended to read in its entirety as follows:

         "Section 6.1 Time of Closing. The transactions contemplated by this Agreement shall be completed (the "Closing") on March 28, 1998 and shall be legally effective as of 12:01 a.m.; provided however, that with respect to the purchase and sale of the Accounts Receivable, the "AR Closing" and "AR Time of Closing" shall refer to April 1, 1998. The Closing shall take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304. The "Closing" shall mean the deliveries to be made by the parties hereto (other than to the extent related to the purchase and sale of the Assets) at the Time of Closing in accordance with this Agreement."

         B. Section 3.3(b) of the Agreement is hereby amended to include the following language after the current last sentence of such section:

         "; provided, however, that notwithstanding anything in Section 3.3(a) or this Section 3.3(b) relating to the calculation of the Net Asset Amount, for purposes of determining the Closing Date Balance Sheet and any Final Adjustment only, the following definition shall be used to determine the Net Asset Amount of the Business of the Seller at the Time of Closing: $1.1 million (representing a credit for Seller's backlog) plus Inventory plus Accounts Receivable (less allowance for doubtful accounts) plus Related Property minus all Assumed Liabilities minus adequate reserves for warranty and support obligations as determined by Price Waterhouse LLP, independent accountants, in accordance with GAAP (provided that no reduction in the value of the Related Property for the purpose of the Closing Date Balance Sheet shall be made for ordinary depreciation calculated in accordance with GAAP and past practice, consistently applied, that would otherwise accrue between December 31, 1997 and the Time of Closing)."

         Except as set forth here, all other terms of the Asset Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of March 27, 1998.

                                              P-COM, INC.,
                                              a Delaware corporation


                                              By:
                                                  -------------------------
                                                    Warren T. Lazarow
                                                    Secretary


                                              Cylink Corporation,
                                              a California corporation


                                              By:
                                                  -------------------------
                                                    Robert B. Fougner
                                                    Corporate Secretary